Fidelity & Guaranty Life Enters Into $150 Million Credit Agreement
DES MOINES, Iowa, August 26, 2014 -- Fidelity & Guaranty Life (NYSE: FGL), and its wholly owned subsidiary Fidelity & Guaranty Life Holdings, Inc., announced today the entrance into a three-year $150 million unsecured revolving credit facility. Fidelity & Guaranty Life Holdings, Inc. is the borrower, and FGL is acting as guarantor. The proceeds of the loans may be used for working capital and general corporate purposes.
"We are pleased to have entered into this new credit agreement, which further enhances financial flexibility and supports the continued growth of our business," said Dennis Vigneau, FGL Senior Vice President and Chief Financial Officer.
Seven banks are participating as lenders, and RBC Capital Markets LLC and Credit Suisse acted as joint lead arrangers.
About Fidelity & Guaranty Life
Fidelity & Guaranty Life, an insurance holding company, helps middle-income Americans prepare for retirement. Through its subsidiaries, the company offers fixed annuity and life insurance products distributed by independent agents through an established network of independent marketing organizations. Fidelity & Guaranty Life, headquartered in Des Moines, Iowa, trades on the New York Stock Exchange under the ticker symbol FGL. For more information, please visit www.fglife.com.

Investor Contact:
Molly Carman
Fidelity & Guaranty Life
Molly.Carman@fglife.com
410-895-1008

Media Contact:
Sard Verbinnen & Co
Jamie Tully or David Millar
212-687-8080